H The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Index: S&P 500 ® Index Pricing Date: February 28, 2020 Observation Date: August 26, 2021 Maturity Date: August 31, 2021 Call Settlemen t Date: If applicable, the third business day after the first day on which a Knock - Out Event occurs Downside Participation Rate: 100.00% Knock - Out Percentage: At least 20.00%* Additional Amount: $1,000 î Bearish Index Return î Downside Participation Rate Knock - Out Event: A Knock - Out Event occurs if, on any day during the Monitoring Period, the closing level of the Index is less than the Initial Value by more than the Knock - Out Percentage. Monitoring Period: The period from but excluding the Pricing Date to and including the Observation Date Bearish Index Return: (Initial Value – Final Value) Initial Value Automatic Call: If a Knock - Out Event occurs, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to $1,000, payable on the Call Settlement Date. No further payments will be made on the notes. Payment At Maturity: If (i) a Knock - Out Event has not occurred and (ii) the Final Value is greater than or equal to the Initial Value, you will receive the principal amount of your notes at maturity. If (i) a Knock - Out Event has not occurred and (ii) the Final Value is less than the Initial Value, at maturity , you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount. You are entitled to repayment of principal in full at maturity, subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. CUSIP: 48132H4U3 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48132H4U3/doctype/Product_Termsheet/document.pdf For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes , please see the hyperlink above. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes . J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Hypothetical Total Returns** A Knock - Out Event Has Not Occurred A Knock - Out Event Occurs**** Final Value Index Return*** Bearish Index Return Total Return on the Notes Total Return on the Notes 165.00 65.00% N/A 0.00% 0.00% 140.00 40.00% N/A 0.00% 0.00% 120.00 20.00% N/A 0.00% 0.00% 110.00 10.00% N/A 0.00% 0.00% 105.00 5.00% N/A 0.00% 0.00% 101.00 1.00% N/A 0.00% 0.00% 100.00 0.00% 0.00% 0.00% 0.00% 95.00 - 5.00% 5.00% 5.00% 0.00% 90.00 - 10.00% 10.00% 10.00% 0.00% 80.00 - 20.00% 20.00% 20.00% 0.00% 79.99 - 20.01% N/A N/A 0.00% 70.00 - 30.00% N/A N/A 0.00% 60.00 - 40.00% N/A N/A 0.00% 30.00 - 70.00% N/A N/A 0.00% 0.00 - 100.00% N/A N/A 0.00% 1.5yr SPX Bearish Auto Callable Knock - Out Notes North America Structured Investments *The actual Knock - Out Percentage will be provided in the pricing supplement and will not be less than 20.00% **Reflects the Knock - Out Percentage equal to the minimum Knock - Out Percentage set forth herein, for illustrative purposes. ***The Index Return is equal to (Final Value – Initial Value) / Initial Value. ****The notes will be automatically called . The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturity pe r $ 1,000 principal amount note to $1,000. The hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower .

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • The notes will not pay more than the principal amount upon automatic call and may not pay more than the principal amount at maturity. • The notes are bearish on the Index. • Your maximum gain on the notes is limited by the Knock - Out Percentage. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • The automatic call feature may force a potential early exit. • The benefit provided by the Knock - Out Percentage may terminate on any day during the Monitoring Period. • No interest payments, dividend payments or voting rights. • JPMorgan Chase & Co. is currently one of the companies that make up the Index. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. Selected Risks (continued) • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. • The tax consequences of the notes may be uncertain. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes. Additional Information SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offeri ngs to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPM organ Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC we b site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the pr ospectus and each prospectus supplement, underlying supplement as well as any product supplement and preliminary pricing supplement if you so request by calling toll - free 1 - 866 - 535 - 9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to the se matters. This material is not a product of J.P. Morgan Research Departments. Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333 - 222672 and 333 - 222672 - 01 North America Structured Investments 1.5yr SPX Bearish Auto Callable Knock - Out Notes The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and underlying sup plement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information.